Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 11,250 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 October 13, 2025

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlying	KraneShares CSI China Internet ETF (the “underlying”)
Pricing date*	October 24, 2025
Original issue date*	October 29, 2025
Face amount	$1,000 per security
Automatic call

If, on the call date, the fund closing price of the underlying is greater than or equal to the starting price, the securities will be automatically called for the call payment on the call settlement date.

Call date*	October 29, 2026
Call settlement date	Three business days after the call date
Call payment	At least $1,187.50 per security, which corresponds to a call premium of at least 18.75% of the face amount (to be determined on the pricing date).
Maturity payment amount (per security)

If the securities are not automatically called prior to maturity, you will be entitled to receive on the maturity date a cash payment per security as follows:

●if the ending price of the underlying is greater than the starting price:

$1,000 + ($1,000 × fund return × participation rate)

●if the ending price of the underlying is equal to or less than the starting price but greater than or equal to the threshold price:

$1,000

●if the ending price of the underlying is less than the threshold price:

$1,000 + ($1,000 × fund return)

Fund return	(ending price - starting price) / (starting price)
Maturity date*	October 27, 2028
Starting price	The fund closing price of the underlying on the pricing date
Ending price	The fund closing price of the underlying on the calculation day
Threshold price	75% of the starting price
Participation rate	150%
Calculation day*	October 24, 2028, subject to postponement for non-trading days and certain market disruption events.
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61779PUK9
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile**

Call date
Hypothetical Maturity Payment Amount
Underlying
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Call Date (Call Premium: 18.75%)
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
-25%
Hypothetical Percentage Change in the Fund Closing Price of the Underlying on the Call Date or the Calculation Day

If the securities are not automatically called prior to maturity and the ending price is less than the threshold price, you will be fully exposed to the decline in the fund closing price of the underlying. You may lose more than 25%, and possibly all, of your investment.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $951.90, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988225057710/ms11250_424b2-33109.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●If the securities are automatically called prior to maturity, the appreciation potential of the securities is limited by the fixed call payment specified for the call date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlying or the stocks composing the fund underlying index.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying

●The securities are subject to risks associated with the internet sector.

●There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities.

●The securities are subject to currency exchange risk.

●The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the performance of the fund underlying index, the performance of the component securities of the fund underlying index or the net asset value per share of the underlying.

●Adjustments to the underlying or the fund underlying index could adversely affect the value of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying.

●Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the securities.

For more information about the underlying, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

2